                                                                   EXHIBIT 12(a)

                          SALOMON INC AND SUBSIDIARIES
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

                                                            Years Ended December 31,
                                                 ----------------------------------------------
Dollars in millions                              1995       1994      1993     1992      1991
- -----------------------------------------------------------------------------------------------
Earnings:
 Income (loss) before income taxes and
   cumulative effect of change in
   accounting principles                       $   708    $  (831)   $1,465   $1,056   $   919
 Add fixed charges (see below)                   5,825      4,919     4,644    4,373     5,704
 Other adjustments                                 (11)        (3)       22       20        (4)
                                               -------    -------    ------   ------   -------
Earnings as defined                            $ 6,522    $ 4,085    $6,131   $5,449   $ 6,619
                                               =======    =======    ======   ======   =======


Fixed Charges:
 Interest expense                              $ 5,782    $ 4,892    $4,600   $4,324   $ 5,638
 Other adjustments                                  43         27        44       49        66
                                               -------    -------    ------   ------   -------
Fixed charges as defined                       $ 5,825    $ 4,919    $4,644   $4,373   $ 5,704
                                               =======    =======    ======   ======   =======
Ratio of earnings to
   fixed charges                                  1.12       0.83*     1.32     1.25      1.16
                                               =======    =======    ======   ======   =======

NOTE:

         The ratio of earnings to fixed charges is calculated by dividing fixed charges into the sum of income before income taxes and fixed charges. Fixed charges consist of interest expense, including capitalized interest and a portion of rental expense representative of the interest factor.

* For the year ended December 31, 1994, earnings as defined were inadequate to cover fixed charges. The amount by which fixed charges exceeded earnings as defined for the year was $834 million.